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MARTIN J. BRILL (State Bar No. 53220)
GREGG D. LUNDBERG (State Bar No. 147732)
ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation
1888 Century Park East, Suite 1500
Los Angeles, California   90067
Telephone: (310) 277-7400
Telecopier: (310) 277-7584


Attorneys for Gerant Industries, Inc.,
Chapter 11 Debtor-in-Possession






                        UNITED STATES BANKRUPTCY COURT

                        CENTRAL DISTRICT OF CALIFORNIA






In re                              )   Bk. No. LA 94-17852-AA
                                   )
GERANT INDUSTRIES, INC., a         )   Chapter 11
Nevada corporation,                )
                                   )   ORDER CONFIRMING DEBTOR'S THIRD
Debtor.                            )   AMENDED PLAN OF REORGANIZATION
                                   )
                                   )   Date:  July 17, 1996
                                   )   Time:  10:30 a.m.
                                   )   Place: Courtroom "1375"
                                   )          Roybal Federal Building
                                   )          255 E. Temple Street
                                   )          Los Angeles, CA 90012
- ----------------------------------- ------------------------------------

AT LOS ANGELES, CALIFORNIA IN SAID DISTRICT, ON THE BELOW
INDICATED DATE:
     The motion for confirmation (the "Motion") of the Third Amended Plan of Reorganization (the "Plan") filed by Gerant Industries, Inc. (the "Debtor"), being duly noticed, came on regularly for hearing on July 17, 1996 at 10:30 a.m. in Courtroom


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"1375," located at 255 East Temple Street, Los Angeles,
California 90012 before the Honorable Alan M. Ahart, United
States Bankruptcy Judge. The Debtor appeared through its counsel of record Robinson, Diamant, Brill & Klausner, A Professional
Corporation by Martin J. Brill.

     The Court having considered the Motion, the Plan, the Stipulation re Waiver of Payment from Deposit by Administrative Claimant (Robinson, Diamant, Brill & Klausner), and other pleadings and papers filed in connection with the hearing on confirmation of the Plan, including the declarations of Jerry L. Burdick, William M. Moreland and Gregg D. Lundberg filed by the Debtor in connection with the confirmation hearing, and the Court having received no objection to confirmation of the Debtor's Plan, hereby makes the following findings of fact and conclusions of law:

                              FINDINGS OF FACT
                              ----------------
     1. In compliance with the prior order of this Court, the Debtor provided adequate and appropriate notice of the hearing on confirmation of the Plan by service of a notice, the "Disclosure Statement For Debtor's Third Amended Plan" (the "Disclosure Statement"), and the Plan, on all creditors, interest holders, and all parties in interest who requested notice. The noticing of the Disclosure Statement and Plan was in accordance with the applicable provisions of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure. The Debtor also mailed appropriate ballots

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to the members of each class entitled to vote on the Plan.
     2. No objection to confirmation of the Plan was filed or served.

     3. The Plan has been accepted by at least two-thirds in amount and more than one-half in number of allowed claims of each class held by creditors entitled to vote and voting on the Plan, and has been accepted by at least two-thirds in amount of the allowed interests of each class of interests held by interest holders entitled to vote and voting on the Plan.

     4. The Debtor as proponent of the Plan has complied with 11 U.S.C. section 1125 in connection with solicitation of acceptances to the Plan.

     5. The Plan provides adequate means for its implementation.

     6. The Plan provides for the selection of any officer, director or trustee of the Debtor and/or its affiliates under the Plan, or a successor thereto in a manner which is consistent with the interests of creditors and equity security holders and with public policy.

     7. The Plan complies with the applicable provisions of the Bankruptcy Code.

     8. The Debtor as proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code.

     9. The Plan is proposed in good faith and not by any means forbidden by law. The Plan is a consensual Plan negotiated by the Debtor for the purpose of expediting and enhancing

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distributions to creditors rather than exhausting such assets in litigation. This result is fully consistent with the objectives and purposes of the Bankruptcy Code.

     10. Any payments made or to be made by the Debtor under the Plan to professional persons for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan and incident to the chapter 11 case, have been approved by, or are subject to further approval of the Court, as reasonable.

     11. The Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtor and/or its affiliates.

     12. The appointment to, or continuance in office of, individuals proposed to serve as officers or directors following confirmation of the Plan is consistent with the interests of creditors and equity security holders and with public policy.

     13. The Debtor has disclosed the identity of any insiders who will be employed or retained by the Debtor following confirmation of the Plan and the nature of any compensation for such insider.

     14. The Debtor is not subject to the jurisdiction of any governmental regulatory commission with respect to rate matters.

     15. Each holder of a claim or interest will receive or retain under the Plan on account of such claim or interest property of a value, as of the effective date of the Plan, that

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is not less than the amount that such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the Plan.

     16. Each class of claims or interests has either accepted the Plan or is not impaired under the Plan.

     17. At least one class of claims that is impaired under the Plan has accepted the Plan, excluding the acceptance of any insider as defined in 11 U.S.C. section 101(31).

     18. Confirmation of the Plan is not likely to be followed by the liquidation, or need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan.

     19.   All bankruptcy fees payable pursuant to 28 U.S.C.
section 1930 have been paid or will be paid on or prior to the Plan's effective date.

     20. There are no retiree benefits required to be paid or continued under the Plan.

     21. The Plan provides for the payment of all allowed priority claims in cash in the full amount of such claims on the effective date of the Plan. The evidence establishes that funds of the bankruptcy estate will be sufficient to provide for payment of all existing administrative and other priority claims.

     22. The Plan provides that for purposes of calculating the amount of any distribution to unsecured creditors, an amount must be reserved based on the full asserted amount of any unresolved, disputed claim. The provisions of the Plan regarding the establishment of reserves for disputed claims, the manner in

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which the funds of the estate will be held and the distribution of the funds to creditors are reasonable and appropriate under the circumstances.

     23.   Any conclusion of law set forth below which is deemed
a finding of fact is incorporated herein.
///
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                              CONCLUSIONS OF LAW
                              ------------------

     1. The Plan has been accepted in writing by the creditors and equity security holders whose acceptances are required by law.

     2. The Plan complies with the applicable provisions of Title 11 of the United States Code.

     3. The Debtor has complied with the applicable provisions of Title 11 of the United States Code.

     4. The Plan has been proposed in good faith and not by any means forbidden by law.

     5. The identity, qualifications, and affiliations of the persons who are to be directors or officers of the Debtor and/or its affiliates after confirmation of the Plan have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein is equitable and consistent with the interests of the creditors and equity security holders and with public policy.

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     6.   Solicitation of acceptances of the Plan, including the
mailing of the Plan and the Third Amended Disclosure Statement, and the mailing of ballots to holders of claims and interests, was in accordance with the orders thereon of this Court, the provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any other applicable law.

     7. Each holder of a claim or interest has accepted the Plan or will receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

     8. With respect to each class of claims or interests under the Plan, such class has accepted the Plan pursuant to the provisions of 11 U.S.C. section 1126, or such class is not impaired under the Plan.

     9. The Plan provides appropriate treatment for the claims entitled to priority pursuant to 11 U.S.C. section 507, as required pursuant to 11 U.S.C. section 1129(a)(9).

     10. At least one class of claims that is impaired under the Plan has accepted the Plan, excluding the acceptance of any insider as defined in 11 U.S.C. section 101(31).

     11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan.

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     12.   No reserve need be established in connection with the
Plan for any claim which has been disallowed pursuant to Court order.

     13. The provisions of the Plan regarding reserves for disputed claims, the manner in which funds of the bankruptcy estate will be handled and the distribution of the funds to creditors are in compliance with the provisions of the Bankruptcy Code and otherwise applicable law.

     14. All bankruptcy fees payable pursuant to 28 U.S.C. section 1930 have been paid or shall be paid on or prior to the Plan's effective date.

     15. There are no retiree benefits required to be paid or continued under the Plan.

     16. Any finding of fact above which is deemed a conclusion of law is incorporated herein.

     Accordingly, it is hereby
     ORDERED:

     A.   The Motion is granted in its entirety.

     B. The Debtor's "Third Amended Plan of Reorganization", a copy of which is attached hereto as Exhibit "1," is confirmed and approved.

     C. The provisions of the Plan and of this order shall be binding on the Debtor, the Reorganized Debtor, the bankruptcy estate, and any entity acquiring property under the Plan, and on any and all creditors and equity security holders.

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     D.   The property of the bankruptcy estate shall be vested
in the Reorganized Debtor as provided in Article IV of the Plan free and clear of any and all liens and secured claims, except as provided in the Plan.

     E. The Debtor shall act as disbursing agent without bond and is authorized to make the disbursements required under the Plan, including, without limitation, Articles III, IV, V and VI of the Plan.

     F. On the effective date as defined in the Plan, all creditors and claimants at law or in equity whose status is based upon any debt, claim, lien, security interest, liability or cause of action which was in existence as of the date of this order or which arises out of the rejection of an executory contract or unexpired lease, shall be and are hereby, permanently restrained and enjoined from pursuing or attempting to pursue, or from commencing or continuing any suit or proceeding at law, or in equity, directly or indirectly, against the Debtor and the Reorganized Debtor herein, except pursuant to and consistent with the provisions of the Plan.

     G. On the effective date as defined in the Plan, and except as provided in the Plan, any and all claims at law or in equity based upon any debt, claim, lien or security interest which is in existence as of, or which arose prior to, the date of this order, including, but not limited to all debts specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code are discharged, cancelled and released.

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     H.   All executory contracts and unexpired leases to which
the Debtor may be a party, and which have not been assumed prior to the confirmation hearing are rejected, pursuant to Article VII of the Plan. Without conceding that same constitute executory contracts or unexpired leases, any claims for damages arising from the rejection of executory contracts and unexpired leases pursuant to Article VII of the Plan must be filed within thirty
(30) days after confirmation as defined in the Plan.

     I. All securities of the Reorganized Debtor to be issued in accordance with the Plan to creditors or equity interest holders will not be registered under the Securities Act of 1933, as amended, or under any state or local securities laws and will be issued under an exemption from registration provided by section 1145 of the Bankruptcy Code (11 U.S.C. section 1145).

     J. The Debtor and Reorganized Debtor are authorized to execute any and all documents and to take such other actions as may be necessary to implement the provisions of the Plan.

     K. This Court shall and does hereby retain jurisdiction for all purposes set forth in Article VIII of the Plan.

     L. A post-confirmation status conference will be held on December 11, 1996 at 10:30 a.m. in Courtroom "1375". Not less than ten (10) days prior to the Status Conference, the Reorganized Debtor must file a status report ("Report") explaining what progress has been made toward consummation of the

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confirmed Plan of Reorganization.  The initial Report must be served on the United States Trustee, the Committee and those parties who have requested special notice. Further reports must be filed every one hundred twenty (120) days thereafter and served on the same entities, unless otherwise ordered by the Court.

     M. The Report shall include at least the following information:

          (1) A schedule listing for each debt in each class of claims: the total amount required to be paid under the Plan; the amount required to be paid as of the date of the Report; the amount actually paid as of the date of the Report; and the deficiency, if any, in required payments;

          (2) A schedule of any and all post-confirmation tax liabilities that have accrued or come due, and a detailed explanation of payments thereon;

          (3) The Debtor's projections as to its continuing ability to comply with the terms of the Plan;

          (4) An estimate of the date for Plan consummation and application for final decree; and

          (5) Any other pertinent information needed to explain the progress toward completion of the confirmed Plan.

     N. If the above-referenced case is converted to one under chapter 7, the property of the Reorganized Debtor shall be revested in the chapter 7 estate.

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DATED:
                            ____________________________________
                                       ALAN M. AHART
                               United States Bankruptcy Judge






PRESENTED BY:

ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation



By:________________________________
                    MARTIN J. BRILL
                    Attorneys for
                    Gerant Industries, Inc.
                    Chapter 11 Debtor in Possession














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